Exhibit(d)(8)

                                 AMENDMENT NO. 2
                       TO RESEARCH AND ADVISORY AGREEMENT

         This amendment to the Research and Advisory Agreement is made effective this August 1, 2003 between Deutsche Investment Management Americas Inc. (the "Manager") and Deutsche Asset Management Investment Services Limited (the "Subadviser").

         WHEREAS, Manager and Subadviser entered into that certain Research and Advisory Agreement dated April 5, 2002 (the "Agreement"), amended on April 23, 2003, setting forth the conditions under which the Manager has engaged the Subadviser to provide subadvisory services with respect to Scudder Emerging Markets Income Fund, a series of Global/International Fund, Inc. (the "Corporation"); and

         WHEREAS, the Manager and Subadviser desire to further amend the Agreement with respect to the fee payable to the Subadviser for services rendered.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby amend the Agreement as follows:

         1. The first sentence of Paragraph 2 is deleted and replaced by the following sentence:

         We agree to pay in United States dollars to you, as compensation for the services to be rendered by you hereunder, a monthly fee which, on an annual basis, is equal to 50% of the net effective advisory fee paid to us by the Corporation for services rendered under the Management Agreement.

         2. No changes to the Agreement are intended by the parties other than the changes reflected in Section 1 of this Amendment, and all other provisions of the Agreement, as amended, are hereby confirmed.

         This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by their respective officers on the day and year first above written.

Deutsche Investment Management              Deutsche Asset Management Investment
Americas Inc.                               Services Limited


/s/William G. Butterly                       /s/ Alex Tedder
---------------------------------            -----------------------------------
By:      William G. Butterly, III            By:      Alex Tedder
Title:   Secretary, General Counsel, and     Title:   Managing Director
         Chief Legal Officer